Dear Shareholder:                          April 29, 1994

 On behalf of all of us at Roseville Telephone, we invite you and your family to our 80th anniversary Open House to be held June 3-5, 1994. This event showcases your Company's commitment to provide the most modern telecommunications products available along with the very best in customer service.

  We will have two venues for this Open House, one at our new facilities at 8150 Industrial Boulevard (Industrial/Washington) and the other in downtown Roseville at our Lincoln and Vernon street buildings. Tours at both venues will provide an informative and interesting insight into your Company's operations. Consider taking the following tours:

    Industrial Avenue -- Guided building tours will go through areas involved in marketing, new products and services, cable splicing, outside plant, construction and project coordination, and technology display. Visitors can also browse and visit displays from the outside plant and vehicle departments along with special exhibits set up by our major vendors.

    Roseville Central Office -- Visit operator services, facility assignment and repair, the central switchroom and information center as well as the cable vault to learn how digitized information and phone calls flow seamlessly through our 100% digital switching network. Also, "visit" our alarm monitoring center via videoconferencing.

    Roseville Telephone Museum -- Track the Company's history and how telephony evolved from basic instruments to the sophisticated systems of today.

    Executive Offices -- Learn how the Company's stock is traded and about its price history, and be sure to visit the corporate Board Room.

    Residential  Customer  Services  -- Become  acquainted  with  the  array  of
  sophisticated   products  and  services  available  to   Roseville   Telephone
  customers today.

    RTC Copy Center/Mailroom -- Watch employees demonstrate equipment that enables the Company to communicate with 100,000 different accounts monthly.

    Other -- Browse through data processing, budget and finance and regulatory departments to see how the latest technology and planning helps us manage our tremendous growth.

  In addition to tours, plan on enjoying festivities offered for all ages including:

 Hot dogs, refreshments   Entertainment by popular music groups
 Door prizes, drawings    Balloons, face-painting  for the kids
 Giveaway gifts           And much more

 Mark your calendars for Friday, June 3, 11 a.m. to 9 p.m.; Saturday, June 4, 10 a.m. to 8 p.m. and Sunday, June 5, 10 a.m. to 8 p.m. Parking is available at Industrial Avenue and Yosemite at Tahoe streets. Transportation will be provided to transport guests between venues and parking lots.

 We look forward to seeing you there,



 Robert L. Doyle, Chairman       Brian H. Strom, President and CEO